EXHIBIT 10.4




         FIRST KEYSTONE CORPORATION 1998 STOCK INCENTIVE PLAN



                                 27


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                    THE FIRST KEYSTONE CORPORATION
                      1998 STOCK INCENTIVE PLAN

     On February 10, 1998, the Board of Directors adopted the First Keystone 1998 Stock Incentive Plan (the "Plan") and reserved 100,000 shares of Common Stock for issuance under the Plan. The purpose of the Plan is to advance the development, growth and financial condition of the Corporation and its subsidiaries by providing incentives through participation in the appreciation of capital stock of the Corporation in order to secure, retain and motivate personnel responsible for the operation and management of the Corporation and its subsidiaries. The Plan is designed to attract and retain individuals of outstanding ability as employees of the Corporation and its subsidiaries, to encourage employees to acquire a proprietary interest in the Corporation, to continue their employment with the Corporation and its subsidiaries and to render superior performance during such employment.

     The Plan became effective as of the date it was adopted by the Corporation's Board of Directors, subject to the approval of the shareholders of the Corporation. Any and all options and rights awarded under the Plan before its approval by the shareholders are conditioned upon and may not be exercised before receipt of shareholder approval. If the shareholders approve the Plan, the Plan will continue in effect until all awards under the Plan either have lapsed, been exercised, satisfied or canceled according to the terms under the Plan. The shares of stock that may be issued under the Plan shall not exceed, in the aggregate, 100,000 shares of Common Stock as may be adjusted from time to time due to stock splits, payments of stock dividends, or other changes in the structure of the Corporation's capital.

     The Plan will be administered by a committee consisting of two or more directors (the "Committee"). Persons eligible to receive awards under the Plan are those key officers and other management employees of the Corporation and its subsidiaries as determined by the Committee.

Awards

     Awards made under the Plan may be in the form of: (i) options to purchase stock intended to qualify as incentive stock options under Sections 421 and 422 of the Code (referred to herein as "Qualified Options") and (ii) options which do not so qualify (referred to herein as "Non Qualified Options").

     Generally, awards may be exercised in whole or in part. Funds received by the Corporation from the exercise of any award shall be used for its general corporate purposes. The Committee may permit an acceleration of previously established exercise terms of any award as, when, under such facts and circumstances, and subject to such other or further requirements and conditions as the Committee may deem necessary or appropriate, including, but not limited to upon a change of control of the Corporation (as defined in the Plan).


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Qualified Options

     Qualified Options may not be awarded under the Plan more than ten (10) years after the earlier of the date the Plan is adopted by the Board of Directors or the date on which the Plan is approved by the shareholders are only exercisable upon the expiration of six months after the date of the award and may not continue beyond the expiration often (10) years beyond the date of the award. The purchase price of the stock subject to any Qualified Option, as determined by the Committee, may not be less than the stock's fair market value (as defined in the Plan) at the time the option is awarded or less than its par value. If the recipient of a Qualified Option ceases to be employed by the Corporation, or subsidiary thereof, the Committee may permit the recipient to exercise such option during its remaining term for a period of not more than three
(3) months. This period may be extended to a 12 month period if such employment cessation was due to the recipient's disability, as defined in the Plan. If the recipient ceases to be employed by the Corporation, or subsidiary thereof, due to his or her death, the committee may permit the recipient's qualified personal representatives, or any persons who acquire the options pursuant to his or her will or the laws of descent and distribution, to exercise such option during its remaining term for a period not to exceed 12 months after the recipient's death to the extent that the option was then and remains exercisable. Qualified Options are not transferrable except by will or by the laws of descent and distribution.

Non Qualified Options

     Similar to Qualified Options, Non Qualified Options are only exercisable upon the expiration of six (6) months after the date of the award and shall not continue beyond the expiration of ten (10) years beyond the date of the award. If a recipient of a Non Qualified Option ceases to be eligible under the Plan before the option lapses or before it is fully exercised, the Committee may permit the recipient to exercise the option during its remaining term, to the extent that the option was then and remains exercisable, for such time period and under such terms and conditions as may be prescribed by the Committee. The purchase price of a share of stock pursuant to a Non Qualified Option, as determined by the Committee, shall not be less than the stock's par value (as defined in the Plan) at the time such option is awarded. Except as otherwise provided by the Committee, Non Qualified Stock Options are not transferable except as designated by the participant by will and the laws of descent and distribution.

Federal Tax Consequences

     An employee who receives Qualified Options will not recognize taxable income on the grant or the exercise of the option. If the stock acquired by the exercise of a Qualified Option is held until the later of: (i) two (2) years from the date of the grant; and (ii) one (1) year from the date of exercise, any gain (or loss) recognized on the sale or exchange of the stock will he treated as long term capital gain (or loss), and the Corporation will not be entitled to any income tax deduction. If stock acquired on exercise of a Qualified Option is sold or exchanged before the expiration of the required holding period, the employee will recognize ordinary income in the year of disposition in an amount equal to the difference between the option price and the lesser of the fair market value of the


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stock on the date of exercise, or the setting price. In the event of a disqualifying disposition, the Corporation will be entitled to an income tax deduction in the year of such disposition in an amount equal to the amount of ordinary income recognized by the employee.

     An employee who receives a Non Qualified Option will not recognize taxable income on the grant of the option, however, upon exercise, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the stock on the date that the option is exercised over the purchase price paid for the stock. The Corporation will be entitled to an income tax deduction in the year of exercise in an amount equal the amount of income recognized by the employee.

     The foregoing tax discussion is intended as a summary only, and the federal income tax consequences to any person who participates in the Plan and to the Corporation may vary from those described above depending upon individual actions and circumstances.

     As of February 10, 1998, four (4) executive officers were eligible to participate in the Plan. The size and type of awards are generally to be determined by the Committee in its discretion. Such future grants are not presently determinable, and it is not possible to predict the benefits or amounts that will be received by or allocated to particular individuals or groups for 1998.

     The following table sets forth the benefits that would have been granted under the Plan had it been in effect during 1997. The table assumes that the grants would have been made on December 31, 1997. On that date, the approximate fair market value of the Corporation's Common Stock was $55,985,290. Currently, the Corporation has definitive plans to issue any benefits under the Plan.


                                               New Plan Benefits
Name and Position                   Dollar Value ($)                        Number of
Units
J. Gerald Bazewicz, CEO             114,500                2,000
Executive Group                     171,750                3,000
Non-Executive Director
   Group                            0                      0
Non-Executive Officer               114,500                2,000
Employee Group                      11,450                 200


     The foregoing discussion of the Plan consists of only a summary and is qualified in its entirety by reference to the full text of the Plan attached as Exhibit "A" to this Proxy Statement. Exhibit "A" is deemed to be an integral part of this Proxy Statement and incorporated in its entirety by reference.

     The Board of Directors recommends a vote FOR the following resolution which will be presented at the Annual Meeting:


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     RESOLVED, that the First Keystone Corporation 1998 Stock
Incentive Plan, the text of which is set forth in full and in its entirety in the Proxy Statement for the 1998 Annual Meeting of Shareholders as Exhibit "A" is hereby approved, adopted, ratified and confirmed by the shareholders of the Corporation.

     The approval and adoption of the Plan requires the affirmative vote of a majority of all votes cast by all shareholders entitled to vote thereon. Proxies solicited by the Board of Directors will be voted for the foregoing resolution unless shareholders specify to the contrary on their proxies.